Exhibit 99.1

OFS CAPITAL CORPORATION

OFS CAPITAL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Originations for Year Totaled More than $163 Million

Average Yield of Portfolio Increased by More Than 100 Basis Points In 2014

Chicago, IL—March 6, 2015—OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter and the full year ended December 31, 2014.

RECENT CORPORATE DEVELOPMENTS:

•	During the fourth quarter of 2014, the net investment income was $2.7 million, or $0.28 per share, and adjusted net investment income (a non-GAAP measure described below) was $3.1 million, or $0.33 per share.

•	During the fourth quarter of 2014, OFS Capital’s small business investment company (“SBIC”) fund, OFS SBIC I, LP (“SBIC I LP”), closed investments in 10 portfolio companies totaling approximately $72.6 million.
•	During the fourth quarter of 2014, OFS Capital increased its weighted average yield on debt investments (at fair value) by 47 basis points, to 9.56%.
•	SBIC I LP debt investments were $175.8 million (at fair value) as of December 31, 2014, accounting for 60% of OFS Capital’s total loan portfolio, with an average weighted yield of 11.6%.
•	On March 4, 2015, OFS Capital’s Board of Directors declared a distribution of $0.34 per share for the first quarter of 2015, payable on March 31, 2015 to shareholders of record as of March 17, 2015.

"Closing out 2014 with more than $163 million in originations, a 103 basis points increase in the yield on the portfolio, and a 60% increase in net investment income provides momentum for a productive and strong 2015," said Bilal Rashid, Chairman and Chief Executive Officer of OFS Capital. "Our focus remains on originating good quality loan assets and we have the capital and the infrastructure to continue growing our earnings."

HIGHLIGHTS

($ in millions, except for per share data)

Portfolio Overview	As of December 31, 2014
Total assets	$341.5
Investment portfolio, at fair value	$312.2
Net assets	$137.5
Net asset value per share	$14.24
Weighted average yield on debt investments (at fair value)	9.56%

	Quarter ended December 31,		Year ended December 31,
Operating Results	2014	2013	2014	2013
Total investment income	$7.0	$4.5	$22.8	$17.1
Net investment income	$2.7	$1.4	$9.1	$5.7
Net investment income per common share, basic and diluted	$0.28	$0.14	$0.95	$0.59
Adjusted net investment income (a Non-GAAP measure described below)	$3.1	$1.4	$9.5	$6.0
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.33	$0.14	$0.99	$0.63
Net increase in net assets resulting from operations	$3.5	$1.2	$9.9	$7.7

	Quarter ended December 31,		Year ended December 31,
Portfolio Activity	2014	2013	2014	2013
Number of new portfolio companies	9	1	23	6
Investments in new portfolio companies	$70.7	$12.3	$157.7	$31.9
Investments in existing portfolio companies	$1.9	$0.0	$6.1	$9.3
Number of portfolio companies at end of period	62	58	62	58

PORTFOLIO AND INVESTMENT ACTIVITIES

During the fourth quarter of 2014, SBIC I LP closed new investments totaling $70.7 million at par in nine new portfolio companies, consisting of $37.3 million of senior secured debt investments, $29.5 million of subordinated debt investments, and $3.9 million of equity investments. In addition, during the fourth quarter of 2014, SBIC I LP made follow-on investments totaling $1.9 million with two portfolio companies, consisting of $1.7 million of debt investments and $0.2 million of equity investments.

The total fair value of OFS Capital’s investment portfolio was $312.2 million as of December 31, 2014, which was equal to 99.6% of cost. The portfolio included outstanding loans of approximately $301.3 million in aggregate principal amount (with an aggregate fair value of $294.2 million) in 61 portfolio companies. Of this $301.3 million, SBIC I LP held debt investments of approximately $177.8 million in aggregate principal amount ($175.8 million fair value) in 25 portfolio companies. SBIC I LP also held equity securities with an aggregate fair value of $18.0 million. Of this $18.0 million, $17.1 million was invested in 15 portfolio companies in which SBIC I LP also held debt investments and $0.9 million was invested in one portfolio company in which SBIC I LP solely held an equity investment.

As of December 31, 2014, floating rate loans comprised 73% of OFS Capital’s debt investment portfolio, with the remaining 27% in fixed rate loans, as a percentage of fair value. As of December 31, 2014, 77% of OFS Capital’s investment portfolio at fair value was comprised of senior secured loans, 17% of subordinated loans, and 6% of equity investments. The weighted average yield on debt investments was 9.56% at December 31, 2014. OFS Capital had unfunded commitments of $7.8 million in six portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Investment income

Total investment income increased by approximately $5.8 million, or 34%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The $5.8 million increase in total investment income was due to an increase in interest income, and dividend and fee income. The increase in interest income was primarily attributable to an increase in debt investments originated by SBIC I LP (“SBIC I LP Investments”) during the year ended December 31, 2014, the higher yielding debt investments held by SBIC I LP, and the exclusion of the interest income generated by SBIC I LP from our 2013 consolidated statement of operations prior to our acquisitions of the SBIC fund interests on December 4, 2013 (the “Tamarix Acquisitions”). The increase in dividend and fee income was primarily attributable to our recognition of dividend income contractually earned but not declared on certain of our preferred equity investments held by SBIC I LP during the year ended December 31, 2014, as well as fee income recognized by SBIC I LP in connection with certain of its debt investments. The increase in total investment income was offset by a decrease in interest income from investments held by OFS Capital WM, LLC (“OFS Capital WM”), our wholly-owned subsidiary (“OFS Capital WM Investments”).

Interest Income:

For the year ended December 31, 2014, we generated total interest income from non-control/non-affiliate investments in the amount of approximately $16.9 million, of which approximately $11.1 million was generated by OFS Capital WM Investments and $5.8 million by SBIC I LP Investments. For the year ended December 31, 2013, interest income from non-control/non-affiliate investments was approximately $16.6 million, of which approximately $16.4 million was generated by OFS Capital WM Investments and $0.2 million by SBIC I LP Investments. The decrease in interest income from non-control/non-affiliate investments generated by OFS Capital WM Investments of approximately $5.3 million during 2014 was primarily due to the decrease in OFS Capital WM Investments in 2014 as compared with 2013. The increase in interest income from non-control/non-affiliate investments generated by SBIC I LP Investments of approximately $5.6 million during 2014 was attributable to (1) an increase in debt investments originated by SBIC I LP during 2014, and (2) the exclusion of the interest income generated by SBIC I LP from our 2013 consolidated statement of operations prior to the Tamarix Acquisitions (while not consolidated with us from January 1, 2013 through December 4, 2013, SBIC I LP generated total interest income of approximately $3.7 million from all its debt investments).

SBIC I LP holds all of our affiliate investments. For the years ended December 31, 2014 and 2013, SBIC I LP generated total interest income from affiliate investments in the amount of approximately $3.6 million and $211 thousand, respectively. The increase in total interest income from affiliate investments of approximately $3.4 million was due to (1) an increase in debt investments originated by SBIC I LP during 2014, and (2) the exclusion of the interest income generated by SBIC I LP from our 2013 consolidated statement of operations prior to the Tamarix Acquisitions.

SBIC I LP held our only control investment in Tangible Software, Inc. (“Tangible”) prior to our restructuring of this investment in December 2014 (“Tangible Restructuring”). For the years ended December 31, 2014 and 2013, SBIC I LP generated total interest income from control investment in the amount of approximately $843 thousand and $103 thousand, respectively. Subsequent to the Tangible Restructuring, our investment in Tangible was reclassified to an affiliate investment.

Dividend and Fee Income:

During the years ended December 31, 2014 and 2013, SBIC I LP generated dividend and fee income of approximately $1.5 million and $143 thousand, respectively. While not consolidated with us from January 1, 2013 through December 4, 2013, SBIC I LP had dividend and fee income of approximately $0.3 million.

Total expenses

Total expenses increased by approximately $2.3 million, or 21%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013.

Interest expense increased by approximately $0.8 million for the year ended December 31, 2014, compared to the year ended December 31, 2013, primarily due to an approximately $1.3 million of 2014 interest expense incurred on our SBA debentures (which we assumed in the December 2013 Tamarix Acquisitions), offset by a 2014 decrease of approximately $0.5 million in interest expense on the credit facility of OFS Capital WM (“OFS Capital WM Credit Facility”), primarily due to reduction in the interest rate and lower borrowings on the facility pursuant to the amendment to the OFS Capital WM Credit Facility in November 2013.

Amortization and write-off of deferred financing closing costs increased by approximately $0.4 million for the year ended December 31, 2014, compared to the year ended December 31, 2013, primarily due to write-offs of deferred financing closing costs in the total amount of approximately $0.7 million in connection with our July and November 2014 amendments to the OFS Capital WM Credit Facility, versus a write-off of deferred financing closing costs of approximately $0.3 million as a result of the termination of the Class B loan facility of OFS Capital WM in January 2013.

For the year ended December 31, 2014, we recorded $0.2 million of amortization expense of intangible asset related to the SBIC license, which was recognized by SBIC I LP upon closing of the Tamarix Acquisitions. We are amortizing this intangible asset over its estimated useful life, which was determined to be approximately 12 years.

Management fee expense totaled approximately $2.9 million for the year ended December 31, 2014, consisting of approximately $2.2 million of base management fee expense we incurred to OFS Capital Management, LLC, our investment advisor (“OFS Advisor”) and approximately $0.7 million of loan management fee charged by MCF Capital Management, LLC, the loan manager for OFS Capital WM. Management fee expense totaled approximately $3.4 million for the year ended December 31, 2013, consisting of approximately $2.4 million of base management fee expense we incurred to OFS Advisor and approximately $1.0 million of loan management fee charged by the loan manager for OFS Capital WM. The base management fee to OFS Advisor decreased by approximately $0.2 million due to a lower combined base management fee rate of 0.875% (0.4375% for the first quarter of 2014 and 0.145833% for each of the second, third, and fourth quarter of 2014) for the year ended December 31, 2014, compared with the combined base management fee rate of 1.020833% for the year ended December 31, 2013 (0.875% per annum for the period January 1, 2013 through October 31, 2013, and 1.75% per annum for the period November 1, 2013 through December 31, 2013), partially offset by a higher asset base in 2014. The loan management fee charged by MCF Capital Management, LLC decreased by $0.2 million due to a decrease in investments held by OFS Capital WM in 2014 as compared with 2013.

For the year ended December 31, 2014, we incurred an incentive fee expense to OFS Advisor in the amount of approximately $1.2 million while none was incurred in 2013.

Administrative fee expense increased by approximately $0.3 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily due to an increase in the allocable amount of the salary and bonus of our officers and their respective staffs, corresponding with the growth of our business, which OFS Services passed along to us during the years ended December 31, 2014 and 2013.

Net realized and unrealized gain (loss) on investments

For the year ended December 31, 2014, we recorded total net realized and unrealized gain on investments in the amount of approximately $0.8 million. During 2014, we recorded net realized gain on sale of our debt investments in the total amount of approximately $0.2 million. In addition, in connection with the Tangible Restructuring, we recorded approximately $3.6 million of net realized loss on control investment. The $3.6 million net realized loss reflected a reversal of (1) approximately $1.8 million of unrealized losses recorded on this investment during the year ended December 31, 2013, (2) approximately $1.7 million of additional unrealized losses recorded from January 1, 2014 through December 17, 2014, the Tangible Restructuring date, and (3) approximately $0.1 million of additional losses we recognized on the Tangible Restructuring date, which represented the difference between the fair value of considerations we received in connection with the Tangible Restructuring and the fair value of the pre-restructured investments on the restructuring date.

For the year ended December 31, 2014, we recorded total net unrealized gain on investments in the amount of approximately $4.2 million, consisting of approximately $0.5 million of net unrealized gain on non-control/non-affiliate investments, $1.9 million of net unrealized gain on affiliate investments, and $1.8 million of reversal of unrealized depreciation on the control investment (Tangible).

For the year ended December 31, 2013, we recorded total net realized and unrealized gain on investments in the amount of approximately $2.0 million. Net realized gain on sale of debt investments was approximately $0.1 million during the year. We also recorded a realized gain in the net amount of approximately $2.7 million for the year ended December 31, 2013 as a result of the Tamarix Acquisitions, which were accounted for as step acquisitions in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC Topic 805”). Under ASC Topic 805, the first step we took in accounting for the Tamarix Acquisitions was to re-measure our equity interests in SBIC I LP and its general partner, OFS SBIC I GP, LLC (“SBIC I GP”) to the Tamarix Acquisitions date fair value and recognize the resulting $2.7 million gain in earnings.

For the year ended December 31, 2013, we recorded total net unrealized loss on investments in the amount of approximately $0.9 million, consisting of approximately $0.4 million of net unrealized gain on non-control/non-affiliate investments (impacted significantly by $2.3 million in unrealized depreciation on the investment in Strata Pathology Services, Inc.), $0.5 million of net unrealized gain on affiliate investments, and $1.8 million in unrealized depreciation on the control investment (Tangible).

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2014, we had cash and cash equivalents of $12.4 million. During the year ended December 31, 2014, we had net cash used in operating activities of $65.2 million, primarily due to $162.8 million of cash we used to purchase portfolio investments, offset by net proceeds of $79.6 million we received from principal payments on our portfolio investments, cash collections of $9.5 million from sale of our portfolio investments, as well as our $9.9 million net increase in net assets resulting from operations.

Net cash provided by investing activities was $0.5 million for the year ended December 31, 2014 due to change in restricted cash held by OFS Capital WM maintained in an unfunded exposure account (as defined in the relevant loan documents under the OFS Capital WM Credit Facility), utilized to fund a debt investment owned by OFS Capital WM that had an unfunded revolving commitment. In August 2014, as a result of the payoff of this loan, OFS Capital WM’s revolving commitment was terminated and our restricted cash balance was reduced to zero.

Net cash provided by financing activities was $48.6 million for the year ended December 31, 2014, primarily attributable to $98.0 million of draws from our SBA debentures (net of the fees), offset by the $36.3 million of net repayments on the OFS Capital WM Credit Facility, and $12.8 million of cash we paid in dividends and distributions.

As of December 31, 2013, we had cash and cash equivalents of $28.6 million. During 2013, we had net cash provided by operating activities of $29.2 million, primarily due to net proceeds of $63.1 million we received from principal payments on our portfolio investments and proceeds of $9.4 million from sales of portfolio investments, partially offset by $50.3 million in new investments.

Net cash used in investing activities was $6.7 million for the year ended December 31, 2013, primarily attributable to the $8.1 million of cash we paid in connection with the Tamarix Acquisitions, partially offset by our consolidation of the $1.2 million in cash and cash equivalents held by SBIC I LP upon the Tamarix Acquisitions.

Net cash used in financing activities was $2.2 million for the year ended December 31, 2013, consisting of $10.7 million of cash dividends and distributions, and $1.2 million of financing costs we paid to amend the OFS Capital WM Credit Facility, offset by $9.7 million of net draw from the OFS Capital WM Credit Facility.

As of December 31, 2014, OFS Capital WM had $72.6 million in debt outstanding on its $100.0 million revolving credit facility, and $9.4 million remaining in borrowing availability. As of the same date, SBIC I LP had leverage commitments of $149.9 million from the SBA, and $127.3 million of outstanding SBA-guaranteed debentures, leaving incremental borrowing capacity of $22.6 million under present SBIC regulations.

Our primary uses of funds are investments in debt and equity securities, interest payments on indebtedness, payment of other expenses, and cash distributions to our shareholders.

For the year ended December 31, 2014, we made total distributions of approximately $13.1 million, of which approximately 34% represented a return of capital and 66% represented ordinary income.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, March 6, 2015 at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on the Company’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through March 16, 2015 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID # 10061313.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-K for the year ended December 31, 2014, which is to be filed with the Securities and Exchange Commission.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	December 31,
	2014	2013
Assets
Investments, at fair value
Non-control/non-affiliate investments (cost of $258,004 and $201,209, respectively)	$254,666	$197,338
Affiliate investments (cost of $55,569 and $32,618, respectively)	57,568	32,735
Control investment (cost of $0 and $9,596, respectively)	-	7,846
Total investments at fair value	312,234	237,919
Cash and cash equivalents	12,447	28,569
Restricted cash and cash equivalents	-	450
Interest receivable	676	644
Receivable from investment sold	7,223	4,493
Prepaid expenses and other assets	556	174
Intangible asset, net of accumulated amortization of $209 and $0, respectively	2,291	2,500
Goodwill	1,077	1,077
Due from affiliated entity	-	218
Deferred financing closing costs, net of accumulated amortization of $2,540 and $1,851, respectively	4,972	3,043
Total assets	$341,476	$279,087

Liabilities
Accrued professional fees	$462	$613
Interest payable	1,315	1,044
Management and incentive fees payable	1,229	1,168
Administration fee payable	273	280
Other payables	247	260
Deferred loan fee revenue	572	389
SBA debentures payable	127,295	26,000
Revolving line of credit	72,612	108,955
Total liabilities	204,005	138,709

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized,
0 shares issued and outstanding as of December 31, 2014 and 2013	-	-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,650,834 and 9,629,797
shares issued and outstanding as of December 31, 2014 and 2013, respectively	97	96
Paid-in capital in excess of par	143,381	143,126
Distributions in excess of net investment income	(7,844)	(4,103)
Accumulated net realized gain (loss)	(844)	2,742
Net unrealized appreciation (depreciation) on investments	2,681	(1,483)
Total net assets	137,471	140,378

Total liabilities and net assets	$341,476	$279,087

Number of shares outstanding	9,650,834	9,629,797
Net asset value per share	$14.24	$14.58

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations

(Dollar amounts in thousands, except share and per share data)

	Post-IPO as a Business Development Company			Pre-IPO prior to becoming a Business Development Company (1)
	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013	For the period November 8, 2012 through December 31, 2012	For the period January 1, 2012 through November 7, 2012	For the Year Ended December 31, 2012 (2)

Investment income
Interest income
Non-control/non-affiliate investments	$16,847	$16,613	$2,593	$10,733	$13,326
Affiliate investments	3,646	211	-	-	-
Control investment	843	103	-	-	-
Total interest income	21,336	16,927	2,593	10,733	13,326
Dividend and fee income
Non-control/non-affiliate investments	621	-	-	106	106
Affiliate investments	838	136	-	-	-
Control investment	25	7	-	-	-
Total dividend and fee income	1,484	143	-	106	106

Total investment income	22,820	17,070	2,593	10,839	13,432

Expenses
Interest expense	4,224	3,384	580	3,583	4,163
Amortization deferred financing closing costs	689	666	127	345	472
Write-off of deferred financing closing costs	665	299	-	-	-
Amortization of intangible asset	209	-	-	-	-
Management fees	2,916	3,435	427	1,818	2,245
Management fees - other related parties	-	-	-	627	627
Incentive fee	1,253	-	-	-	-
Professional fees	1,517	1,639	472	463	935
Administrative fee	1,245	938	110	-	110
General and administrative expenses	967	991	216	569	785

Total expenses	13,685	11,352	1,932	7,405	9,337

Net investment income	9,135	5,718	661	3,434	4,095

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	199	87	-	(1,112)	(1,112)
Net realized gain on affiliate investment	28	-	-	-	-
Net realized loss on control investment	(3,586)	-	-	-	-
Realized gain from Tamarix Acquisitions	-	2,742	-	-	-
Net change in unrealized appreciation/depreciation on
non-control/non-affiliate investments	534	367	(222)	161	(61)
Net change in unrealized appreciation/depreciation on affiliate investments	1,880	511	(41)	-	(41)
Net change in unrealized depreciation on control investment	1,750	(1,750)	-	-	-

Net realized and unrealized gain (loss) on investments	805	1,957	(263)	(951)	(1,214)

Other income prior to becoming a business
development company
Income from equity interest in OFS Capital WM	-	-	-	2,645	2,645
Income from equity interest in SBIC I LP	-	-	-	378	378
Net loss attributable to non-controlling interests	-	-	-	61	61
Other income	-	-	-	29	29

Total other income prior to becoming a business
development company	-	-	-	3,113	3,113

Net increase (decrease) in net assets before cumulative
effect of accounting change and extraordinary gain (loss)	9,940	7,675	398	5,596	5,994
Cumulative effect of accounting change	-	-	(348)	570	222
Extraordinary gain (loss)	-	-	873	(873)	-

Net increase in net assets resulting from
operations	$9,940	$7,675	$923	$5,293	$6,216

Net investment income per common share - basic and diluted	$0.95	$0.59	$0.07
Net increase in net assets resulting from operations
per common share - basic and diluted	$1.03	$0.80	$0.10
Dividends and distributions declared per common share	$1.36	$1.02	$0.17
Basic and diluted weighted average shares outstanding	9,634,471	9,619,723	9,578,691

(1) For historical periods that include financial results prior to November 7, 2012, the Company did not have common shares outstanding or an equivalent and, therefore, earnings per share, dividends and distributions declared per common shares and weighted average shares outstanding information for periods that include financial results prior to November 7, 2012 are not provided.

(2) The consolidated statement of operations for the year ended December 31, 2012 included the Company's operations before and after its initial public offering.

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)

On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income, (1) excluding write-offs of deferred financing closing costs associated with our permanent reductions of the OFS Capital WM Credit Facility, and (2) adding back the amount of net investment income incentive fee expenses associated with the write-offs that we would have incurred had the write-offs not occurred. Management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented:

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Dollar amounts in thousands, except per share data)

Net investment income	$2,743	$1,382	$9,135	$5,718

Write-off of deferred financing closing costs	665	-	665	299
Incentive fee	(265)	-	(265)	-
Write-off of deferred financing closing costs, net	400	-	400	299

Adjusted net investment income	$3,143	$1,382	$9,535	$6,017

Adjusted net investment income per common share:
Basic and diluted	$0.33	$0.14	$0.99	$0.63

Weighted average shares outstanding:
Basic and diluted	9,638,200	9,628,881	9,634,471	9,619,723

Adjusted NII may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted NII should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

ABOUT OFS CAPITAL

OFS Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other minority equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

INVESTOR RELATIONS CONTACT:

Steve Altebrando

646-783-8473

saltebrando@ofsmanagement.com